EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
dated as of
November 8, 2017
by and among
DELEK US HOLDINGS, INC.,
SUGARLAND MERGECO, LLC,
ALON USA PARTNERS, LP,
and
ALON USA PARTNERS GP, LLC

i

Table of Contents
(Continued)

ii

Table of Contents
(Continued)

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 8, 2017 (the “Execution Date”), is entered into by and among Delek US Holdings, Inc., a Delaware corporation (“Parent”), Sugarland Mergeco, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Alon USA Partners, LP, a Delaware limited partnership (“MLP”), and Alon USA Partners GP, LLC, a Delaware limited liability company and the general partner of MLP (“MLP General Partner”).
WITNESSETH:
WHEREAS, Parent and MLP desire to combine their businesses on the terms and conditions set forth in this Agreement;
WHEREAS, MLP has required, as a condition to its willingness to enter into this Agreement, that Alon Assets, Inc., a Delaware corporation (“AAI”), simultaneously herewith enters into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, AAI agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;
WHEREAS, the MLP Conflicts Committee (as defined below), by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders (as defined below) of MLP Public Units (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting MLP Special Approval (as defined below)), and (c) resolved to recommend to the MLP Board (as defined below) the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, upon the receipt of the recommendation of the MLP Conflicts Committee, at a meeting duly called and held, the MLP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders of MLP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger and (c) directed that this Agreement be submitted to a vote of the Holders of MLP Common Units (as defined below) and authorized the Holders of MLP Common Units to act by written consent pursuant to Section 13.11 of the MLP Partnership Agreement (as defined below);
WHEREAS, the Parent Board (as defined below) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders and (b) approved and declared advisable this Agreement and the issuance of shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), in connection with the Merger (the “Parent Stock Issuance”); and
WHEREAS, Delek US Energy, Inc., a Delaware corporation (“DEI”), in its capacity as the sole member of Merger Sub, has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
“AAI” has the meaning set forth in the Recitals.
“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the MLP Group Entities, and (ii) with respect to the MLP Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.
“Agreement” has the meaning set forth in the Preamble.
“Book-Entry MLP Common Units” has the meaning set forth in Section 2.1(c)(ii).
“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank sitting in New York, New York is closed.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Certificate of Merger” has the meaning set forth in Section 2.1(b).
“Closing” has the meaning set forth in Section 2.1(a).
“Closing Date” has the meaning set forth in Section 2.1(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.2.
“Consent Statement/Prospectus” has the meaning set forth in Section 5.3(a).
“D&O Insurance” has the meaning set forth in Section 5.9(b).
“DEI” has the meaning set forth in the Recitals.
“Delaware Courts” has the meaning set forth in Section 8.2.
“DKL Entities” means Delek Logistics GP, LLC, a Delaware limited liability company, and the entities that are partially or wholly owned, directly or indirectly by Delek Logistics GP, LLC,

including Delek Logistics Partners, LP, a Delaware limited partnership, and the entities that are partially or wholly owned, directly or indirectly by Delek Logistics Partners, LP.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“DTC Participant” means a participating firm that deposits and holds securities through The Depository Trust Company.
“Effective Time” has the meaning set forth in Section 2.1(b).
“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.
“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 2.2(a).
“Exchange Fund” has the meaning set forth in Section 2.2(a).
“Execution Date” has the meaning set forth in the Preamble.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.
“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.
“Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“Holders” means, when used with reference to shares of the Parent Common Stock or the MLP Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or MLP, respectively, and, solely for purposes of Section 2.1(e), shall include DTC Participants.
“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the MLP Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).
“Letter of Transmittal” has the meaning set forth in Section 2.2(b).
“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.
“Merger” means the merger of Merger Sub with and into MLP, with MLP as the sole surviving entity.
“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).
“Merger Sub” has the meaning set forth in the Preamble.
“MLP” has the meaning set forth in the Preamble.
“MLP Board” means the Board of Directors of MLP General Partner.
“MLP Certificate” has the meaning set forth in Section 2.1(c)(ii).
“MLP Common Units” means the “Common Units,” as defined in the MLP Partnership Agreement.
“MLP Conflicts Committee” means the Conflicts Committee (as defined in the MLP Partnership Agreement) of the MLP Board.
“MLP D&O Indemnified Parties” means any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an “Indemnitee,” as defined in the MLP Partnership Agreement; provided that a Person shall not be an MLP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
“MLP Disclosure Letter” means the disclosure letter prepared by MLP and delivered to Parent concurrently herewith.
“MLP Financial Statements” has the meaning set forth in Section 3.6(a).
“MLP General Partner” has the meaning set forth in the Preamble.
“MLP General Partner Interest” means the “General Partner Interest,” as defined in the MLP Partnership Agreement.

“MLP GP LLC Agreement” means the Limited Liability Company Agreement of MLP General Partner, dated as of August 17, 2012.
“MLP Group Entities” means the MLP Parties and the MLP Subsidiaries.
“MLP Long-Term Incentive Plan” means the Alon USA Partners, LP 2012 Long-Term Incentive Plan, adopted as of November 26, 2012.
“MLP Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the MLP Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an MLP Material Adverse Effect: (a) changes, effects, states of fact, developments, events or occurrences affecting the industries in which MLP or any MLP Subsidiary operates (including any political or regulatory changes or changes in applicable Law); (b) changes, effects, states of fact, developments, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general; (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency or any natural disasters (including hurricanes, earthquakes, tornadoes, floods or tsunamis) or force majeure events; (d) the announcement or pendency of this Agreement or the transactions contemplated hereby; (e) changes or anticipated changes in any Laws or accounting regulations or principles applicable to MLP or any of the MLP Subsidiaries or the interpretation of any of the foregoing; (f) any legal proceedings commenced or threatened by or involving the MLP or any of the MLP Subsidiaries or any current or former equityholder thereof arising out of or related to this Agreement or the transactions contemplated by this Agreement; (g) any actions required to be taken by MLP or any MLP Subsidiary under any Law or contract existing as of the Execution Date; (h) changes, effects, states of fact, developments, events or occurrences affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities (including occurrences affecting the spread in prices between unrefined and refined commodities); (i) the MLP Parties taking any action required or contemplated by this Agreement; (j) any change in the market price or trading volume of the limited partnership interests or other equity securities of MLP (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change set forth in this clause (j) that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an MLP Material Adverse Effect); or (k) any failure of the MLP Group Entities to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure set forth in this clause (k) that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been an MLP Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the MLP Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of either of the MLP Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“MLP Material Contract” shall have the meaning ascribed to such term in Section 3.13.
“MLP Parties” means MLP and MLP General Partner.
“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MLP, dated November 26, 2012, as heretofore amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.
“MLP Partnership Interest” means “Partnership Interest,” as defined in the MLP Partnership Agreement.
“MLP Public Units” means the MLP Common Units other than the MLP Common Units held directly or indirectly by the Parent Group Entities or by MLP.
“MLP Restricted Unit Award” has the meaning set forth in Section 3.4(a).
“MLP SEC Reports” has the meaning set forth in Section 3.5(a).
“MLP Special Approval” means “Special Approval,” as defined in the MLP Partnership Agreement.
“MLP Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by MLP.
“MLP Vote” has the meaning set forth in Section 3.2.
“Multiemployer Plan” has the meaning set forth in Section 4.14(b).
“Notice” has the meaning set forth in Section 8.1.
“NYSE” means the New York Stock Exchange.
“Orders” has the meaning set forth in Section 3.8(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Aggregated Group” has the meaning set forth in Section 4.14(b).
“Parent Associated Employees” has the meaning set forth in Section 4.15(a).
“Parent Benefit Plan” means any Employee Benefit Plan maintained by, sponsored by or contributed to by, or obligated to be contributed to by any Parent Group Entity.
“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” has the meaning set forth in the Recitals.
“Parent Disclosure Letter” means the disclosure letter prepared by Parent and delivered to MLP concurrently herewith.
“Parent Financial Statements” has the meaning set forth in Section 4.6(a).
“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.
“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole (including the ownership of the MLP Group Entities); provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, states of fact, developments, events or occurrences affecting the industries in which Parent or any Parent Subsidiary operates (including any political or regulatory changes or changes in applicable Law); (b) changes, effects, states of fact, developments, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general; (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency or any natural disasters (including hurricanes, earthquakes, tornadoes, floods or tsunamis) or force majeure events; (d) the announcement or pendency of this Agreement or the transactions contemplated hereby; (e) changes or anticipated changes in any Laws or accounting regulations or principles applicable to Parent or any of the Parent Subsidiaries or the interpretation of any of the foregoing; (f) any legal proceedings commenced or threatened by or involving the Parent Group Entities or any current or former equityholder thereof arising out of or related to this Agreement or the transactions contemplated by this Agreement; (g) any actions required to be taken by Parent or any Parent Subsidiary under any Law or contract existing as of the Execution Date; (h) changes, effects, states of fact, developments, events or occurrences affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities (including occurrences affecting the spread in prices between unrefined and refined commodities); (i) the Parent Parties taking any action required or contemplated by this Agreement; (j) changes, effects, states of fact, developments, events or occurrences at any MLP Group Entity; (k) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); or (l) any failure of the Parent Group Entities to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure set forth in this clause (l) that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been a Parent Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Parent Material Contract” shall have the meaning ascribed to such term in Section 4.13.
“Parent Partially Owned Entities” means the Partially Owned Entities of Parent.
“Parent Parties” means Parent and Merger Sub.
“Parent Preferred Stock” has the meaning set forth in Section 4.4(a).
“Parent SEC Reports” has the meaning set forth in Section 4.5(a).
“Parent Stock Issuance” has the meaning set forth in the Recitals.
“Parent Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by Parent, excluding any MLP Group Entity.
“Partially Owned Entity” means, with respect to a specified Person, an entity that is directly or indirectly owned in part by such specified Person, but is not directly or indirectly wholly owned by such specified Person.
“Party Group” means the MLP Parties, on the one hand, and the Parent Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.
“Pension Plan” has the meaning set forth in Section 4.14(b).
“Permits” has the meaning set forth in Section 3.12(a).
“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or MLP Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or MLP Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or MLP Group Entities, as applicable.
“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.8(a).
“Registration Statement” has the meaning set forth in Section 3.21.
“Representatives” means, with respect to a Person, its directors, officers and managerial employees.
“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.
“Rights-of-Way” means consents, easements, rights of way, permits and licenses from a Person granting the right to another Person to use or occupy one or more parcels of land.
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiaries” means, when used with reference to Parent or MLP, the Parent Subsidiaries or the MLP Subsidiaries, respectively.
“Support Agreement” has the meaning set forth in the Recitals.
“Surrender” means, when used with reference to an MLP Public Unit, the proper delivery of an MLP Certificate (or lost certificate affidavit as contemplated by Section 2.2(b)) or the proper completion, with respect to a Book-Entry MLP Common Unit, of all procedures necessary, in either case, to effect the transfer of such MLP Public Unit in accordance with the terms of the Letter of Transmittal or such other procedures as may be reasonably established by the Exchange Agent.
“Surviving Entity” has the meaning set forth in Section 2.1(b).
“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Termination Date” has the meaning set forth in Section 7.2(a).
“Willful Breach” means a material breach of any of the covenants or other agreements contained in this Agreement that is a consequence of an act or omission undertaken or not undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause or constitute a material breach of such covenant or agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger in accordance with the terms of this Agreement after the applicable conditions in Article VI have been satisfied or waived shall constitute a Willful Breach of this Agreement.
“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 13.11 and Section 14.3 of the MLP Partnership Agreement of the holders of MLP Common Units constituting a Unit Majority (as defined in the MLP Partnership Agreement).
Section 1.2    Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the MLP Disclosure Letter and the Parent Disclosure Letter) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if,” and (e) all words used as accounting terms shall have the meanings assigned to them under GAAP. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II
MERGER
Section 2.1    Closing of the Merger.
(a)    Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the other transactions contemplated by this Section 2.1 shall be held at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.
(b)    Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and MLP shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into MLP, the separate existence of Merger Sub shall cease, and MLP shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).
(c)    Effect of the Merger on Equity Securities. Subject in each case to Section 2.1(d) and (e), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, MLP, MLP General Partner, any Holder of MLP Common Units, any Holder of Parent Common Stock, or any other Person:
(i)    Conversion of MLP Public Units. Each of the MLP Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.4900 shares of validly issued, fully paid and nonassessable Parent Common Stock (such number of shares of Parent Common Stock, the “Merger Consideration”).
(ii)    Rights of Holders of MLP Public Units. Each MLP Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such MLP Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of MLP or have any rights with respect to such

MLP Public Units, except the right to receive the Merger Consideration and any distributions to which former Holders of MLP Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented MLP Public Units (an “MLP Certificate”) or (B) uncertificated MLP Public Units represented by book-entry (“Book-Entry MLP Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.
(iii)    Treatment of MLP-Owned Common Units and Parent-Owned Partnership Interests. Any MLP Common Units that are owned immediately prior to the Effective Time by MLP shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled MLP Common Units. The MLP General Partner Interest and all MLP Common Units that are not MLP Public Units or not canceled pursuant to the first sentence of this clause (iii) shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.
(iv)    Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of common units representing limited partner interests in the Surviving Entity equal to the number of MLP Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of MLP shall be revised to reflect the cancellation and retirement of all MLP Public Units and the conversion of the limited liability company interest in Merger Sub to common units of the Surviving Entity, and the existence of MLP (as the Surviving Entity) shall continue without dissolution.
(d)    Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of MLP shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the MLP Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the MLP Partnership Agreement.
(e)    No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger. Notwithstanding any other provision of this Agreement, all fractional shares of Parent Common Stock that a Holder of MLP Common Units would otherwise be entitled to receive as Merger Consideration (after taking into account all MLP Common Units held by such Holder) will be aggregated and then, if a fractional share of Parent Common Stock results from that aggregation, be rounded up to the nearest whole share of Parent Common Stock (and, for the avoidance of doubt, no Person that is not a record holder of MLP Common Units or a DTC Participant will be entitled hereunder to have any fractional shares of Parent Common Stock rounded up, and none of Parent, AAI or the Surviving Entity shall have any obligation pursuant to this sentence with respect to any Person that is not a record holder of MLP

Common Units or a DTC Participant) and any such additional Parent Common Stock shall become part of the Merger Consideration.
(f)    Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding MLP Common Units or shares of Parent Common Stock shall be increased, decreased or changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in, or an issuance of, partnership interests, voting securities, equity interests or Rights, or by reason of any subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to Parent, MLP, Merger Sub and the Holders of MLP Restricted Unit Awards and MLP Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in equity securities or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.
Section 2.2    Exchange of MLP Public Units.
(a)    Exchange Agent. Prior to the mailing of the Consent Statement/Prospectus, Parent shall appoint American Stock Transfer & Trust Company, LLC to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any dividends and other distributions pursuant to Section 2.2(c). At or prior to the Closing, Parent shall (i) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i), and (ii) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. Parent shall, from time to time, deposit with the Exchange Agent any additional cash or other consideration as and when necessary to pay any dividends and other distributions pursuant to Section 2.2(c) (and shall authorize the Exchange Agent to pay out the same). Such Parent Common Stock and any cash or other consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock and any other funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of MLP Public Units under this Article II and (y) the expiration of the period specified in Section 2.2(e).
(b)    Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder, as of the Effective Time, of MLP Public Units whose MLP Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the MLP Certificates shall pass, only upon proper delivery of the MLP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the

Exchange Agent or, in the case of Book-Entry MLP Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in customary form and have such other reasonable provisions as Parent and MLP may agree prior to the Effective Time) and instructions for effecting the Surrender of such MLP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry MLP Common Units in exchange for, as applicable, whole shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 2.2(c). Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such MLP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry MLP Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of an MLP Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry MLP Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Section 2.1(c)(i) and (ii) any dividends or distributions payable pursuant to Section 2.2(c) to which such Holder is entitled. The instructions for effecting the Surrender of MLP Certificates shall set forth procedures that must be taken by the Holder of any MLP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration and any distributions payable pursuant to Section 2.2(c) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent for losses suffered by Parent because of such lost certificate, in customary form, signed exactly as the name or names of the registered Holder or Holders of MLP Public Units appeared on the books of MLP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of MLP or its transfer agent of MLP Certificates or Book-Entry MLP Common Units (provided, however, that the foregoing shall not restrict the transfer of any MLP Partnership Interest other than the MLP Public Units after the Effective Time); and if such MLP Certificates or Book-Entry MLP Common Units are presented to MLP or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration and any dividends and other distributions payable pursuant to Section 2.2(c) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b), each MLP Certificate or Book-Entry MLP Common Unit in respect of MLP Public Units shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration, together with any dividends and other distributions payable pursuant to Section 2.2(c) or (d). No interest will be paid or will accrue on any dividends and other distributions payable pursuant to Section 2.2(c) or (d).
(c)    Dividends and Distributions with Respect to Unexchanged MLP Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any MLP Certificate or Book-Entry MLP Common Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such MLP Certificate or Book-Entry MLP Common Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each MLP Certificate or Book-Entry MLP Common Units, without interest, (i) at the time of Surrender of such

MLP Certificate or Book-Entry MLP Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such MLP Certificate or Book-Entry MLP Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.
(d)    No Further Ownership Rights in MLP Public Units. All Merger Consideration issued upon the Surrender for exchange of MLP Certificates or Book-Entry MLP Common Units in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the MLP Public Units heretofore represented by such MLP Certificates or Book-Entry MLP Common Units (including all rights to common units arrearages), subject, however, to Parent’s obligation, with respect to MLP Public Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by MLP on such MLP Public Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.
(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the MLP Certificates or Book-Entry MLP Common Units for 18 months after the Closing Date shall be delivered to Parent, upon demand, and any Holders of the MLP Certificates or Book-Entry MLP Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration and any distributions with respect to MLP Common Units or shares of Parent Common Stock to which such Holders may be entitled.
(f)    No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, MLP, MLP General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or distribution properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any MLP Certificates or Book-Entry MLP Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration or any distributions with respect to MLP Common Units or shares of Parent Common Stock in respect of such MLP Certificate or Book-Entry MLP Common Units would escheat to or become the property of any Governmental Entity, any such units or distributions in respect of such MLP Certificates or Book-Entry MLP Common Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(g)    Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.
(h)    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 2.3    Treatment of MLP Restricted Unit Awards.
(a)    At the Effective Time, each MLP Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the transactions contemplated by this Agreement and that is outstanding as of immediately prior to the Effective Time shall become fully vested and shall be converted into the right to receive a number of shares of Parent Common Stock equal to the number of MLP Common Units subject to each such MLP Restricted Unit Award immediately prior to the Effective Time multiplied by the Merger Consideration (rounded up to the next whole share) as soon as practicable after the Effective Date, along with any corresponding accrued but unpaid DERs (as defined in the MLP Long-Term Incentive Plan) with respect to any MLP Restricted Unit Awards.
(b)    Prior to the Effective Time, MLP and MLP General Partner shall take all action necessary to effectuate the provisions of this Section 2.3.  MLP and MLP General Partner shall ensure that, as of immediately following the Effective Time, no holder of an MLP Restricted Unit Award or participant in the MLP Long-Term Incentive Plan shall have any rights thereunder to acquire, or other rights in respect of, the equity of MLP, the Surviving Entity or any of the MLP Subsidiaries.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MLP PARTIES
Except (i) as set forth in a section of the MLP Disclosure Letter corresponding to the applicable section of this Article III to which such disclosure applies (provided that (1) any information set forth in one section of the MLP Disclosure Letter shall be deemed to qualify each other section hereof to which its relevance is reasonably apparent on its face and (2) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or is reasonably likely to have, a MLP Material Adverse Effect) or (ii) as disclosed in the MLP SEC Reports (excluding any disclosures set forth in such MLP SEC Report under the heading “Risk Factors,” in any section related to forward-looking statements or any other disclosures included therein to the extent they are solely predictive in nature) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any MLP SEC Report or any amendment to any MLP SEC Report in each case filed on or after the Execution Date), MLP and, with respect to itself where provided for in this Article III, the MLP General Partner each hereby represents and warrants to the Parent Parties that:

Section 3.1    Organization and Existence.
(a)    Each of the MLP Group Entities is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted in all material respects.
(b)    Each of the MLP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an MLP Material Adverse Effect.
(c)    MLP has made available to Parent true and complete copies of the Governing Documents of each MLP Group Entity in effect as of the Execution Date. All such Governing Documents are in full force and effect and no MLP Party is in violation of any provisions thereof.
Section 3.2    Authority and Approval. Each of the MLP Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, and subject to receipt of the MLP Vote, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the MLP Parties, and subject to receipt of the MLP Vote, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the MLP Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the MLP Parties. At a meeting duly called and held, the MLP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders of MLP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting MLP Special Approval), and (c) resolved to recommend to the MLP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the MLP Conflicts Committee, at a meeting duly called and held, the MLP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders of MLP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of Holders of MLP Common Units and authorized the Holders of MLP Common Units to act by written consent pursuant to Section 13.11 of the MLP Partnership Agreement. The adoption of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the MLP Partnership Agreement) (the “MLP Vote”) is the only vote or approval of partnership interests in MLP necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the MLP Parties and, assuming due authorization, execution and delivery by the Parent Parties, constitutes the valid and legally binding obligation of each of the MLP Parties, enforceable against each of the MLP Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).
Section 3.3    No Conflict; Consents.
(a)    Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the MLP Vote, the execution, delivery and performance of this Agreement by each of the MLP Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the MLP Group Entities; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the MLP Group Entities is a party or by which any of the MLP Group Entities or any of its assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the MLP Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an MLP Material Adverse Effect.
(b)    No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the MLP Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have an MLP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).
Section 3.4    Capitalization; Limited Partner Interests.
(a)    As of November 6, 2017, the outstanding capitalization of MLP consists of 62,529,328 MLP Common Units and the MLP General Partner Interest. All of such MLP Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the MLP Partnership Agreement, and are fully paid (to the extent required under the MLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17‑607 and 17-804 of the DRULPA and the MLP Partnership Agreement). The MLP General Partner is the sole owner of the MLP General Partner Interest and the MLP General Partner Interest has been duly authorized and validly issued in accordance with the MLP Partnership Agreement. As of November 6, 2017, 3,125,000 MLP Common Units were reserved for issuance under the MLP Long-Term Incentive Plan, of which (x) 22,844 MLP Common Units were subject to outstanding restricted unit awards (the “MLP Restricted Unit Awards”) and (y) no MLP Common Units were subject to outstanding options, unit appreciation rights, phantom units, or equity awards of any other kind. All MLP Common Units reserved for issuance under the MLP Long-Term Incentive Plan, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17‑607 and 17-804 of the DRULPA and the MLP Partnership Agreement). Except as set forth above in this Section 3.4(a), as of the Execution Date there are no MLP Common Units, partnership interests, voting securities or equity interests of MLP issued and outstanding or any Rights issued or granted by, or binding upon, MLP, except as set forth in the MLP SEC Reports (without giving effect to any MLP SEC Report or any amendment to any MLP SEC Report in each case filed on or after the Execution Date) or the MLP Partnership Agreement as in effect on the Execution Date, except for awards granted under the MLP Long-Term Incentive Plan, or except as expressly contemplated by this Agreement. Except as set forth in the MLP Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of MLP or any MLP Group Entity to repurchase, redeem or otherwise acquire any MLP Common Units or other partnership interests, voting securities or equity interests or any Rights of MLP or any MLP Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of MLP on any matter.
(b)    Section 3.4(b) of the MLP Disclosure Letter sets forth a true and complete list of the MLP Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each MLP Subsidiary owned directly or indirectly by the MLP Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 3.4(b) of the MLP Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to MLP Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable MLP Subsidiary) and nonassessable (with respect to MLP Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, by Sections 17‑303, 17-607 and 17-804 of the DRULPA or by the Texas Limited Partnership Law and the Governing Documents of the applicable entity).
(c)    Other than ownership interests in the MLP Subsidiaries set forth on Section 3.4(b) of the MLP Disclosure Letter, MLP does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the MLP Subsidiaries as of the Execution Date.

(d)    Except as set forth in this Section 3.4, neither MLP nor any MLP Subsidiary has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.
Section 3.5    SEC Documents; Internal Controls.
(a)    Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by MLP or any MLP Subsidiary with or to the SEC have been or will be timely filed or furnished (the “MLP SEC Reports”). Each of the MLP SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of MLP SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any MLP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Parent, as to which MLP makes no representation or warranty.
(b)    No MLP Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the MLP SEC Reports. No enforcement action has been initiated against MLP relating to disclosures contained or omitted from any MLP SEC Report.
(c)    MLP makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. MLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by MLP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure.
(d)    Since January 1, 2015, the principal executive officer and principal financial officer of the MLP General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in an MLP SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.
Section 3.6    Financial Statements; Undisclosed Liabilities.
(a)    MLP’s Annual Report on Form 10-K filed with the SEC on February 27, 2017 sets forth a true and complete copy of the consolidated audited statements of operations, partners’ equity and cash flows for each of the three years in the period ended December 31, 2016 and balance sheets as of December 31, 2016 and 2015 for MLP, including the notes thereto, and MLP’s Quarterly Report on Form 10-Q filed by MLP with the SEC on August 2, 2017 sets forth a true and complete copy of the consolidated unaudited statements of operations, partners’ equity and cash flows for the six month period ended June 30, 2017 and balance sheet as of June 30, 2017 for MLP (the referenced financial statements set forth in such Form 10-K and Form 10-Q of MLP are collectively referred to as the “MLP Financial Statements”). The MLP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of MLP as of such dates and the consolidated results of operations and cash flows of MLP for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in audited financial statements. Except as set forth in the MLP Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have an MLP Material Adverse Effect. MLP has not had any disagreement with its independent public accounting firm that required disclosure in the MLP SEC Reports.
(b)    There are no liabilities or obligations of MLP, MLP General Partner or the MLP Subsidiaries required to be included on a balance sheet prepared under GAAP (whether or not known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the MLP Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have an MLP Material Adverse Effect.
Section 3.7    Real Property; Rights-of-Way.
(a)    Each of the MLP Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the MLP Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the MLP Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.
(b)    (i) There are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the MLP Group Entities and (ii) none of the MLP Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (i) or (ii)), if pursued, would, individually or in the aggregate, have an MLP Material Adverse Effect. To the extent located in jurisdictions subject to zoning, the assets of the MLP Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the MLP Group Entities, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.
Section 3.8    Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect:
(a)    There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the Knowledge of the MLP Parties, threatened against the MLP Group Entities, their assets, or any of the operations of the MLP Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”) against the MLP Group Entities, their assets, or any of the operations of the MLP Group Entities related thereto.
(b)    None of the MLP Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of clause (ii) for such violations or defaults that would not, individually or in the aggregate, have an MLP Material Adverse Effect.
Section 3.9    No Adverse Changes. Except as described in the MLP Financial Statements, with respect to any of the MLP Group Entities, since December 31, 2016, there has not been an MLP Material Adverse Effect.
Section 3.10    Taxes. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect (a) all Tax Returns required to be filed by or with respect to MLP or any of the MLP Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by MLP or any of the MLP Subsidiaries, which are or have become due, have been timely paid; (c) there are no Liens on any of the assets of MLP or any of the MLP Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to MLP or any of the MLP Subsidiaries or their assets; (e) each of MLP and any of the MLP Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (f) MLP is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b); (g) at least 90% of the gross income of MLP for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code; and (h) each MLP Subsidiary is currently (and has been since its respective acquisition by MLP) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).
Section 3.11    Environmental Matters. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect: (a) the MLP Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the MLP Group Entities, their assets or their operations relating thereto that give rise to an obligation by the MLP Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the MLP Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the MLP Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the MLP Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect; and (e) there has been no release of any Hazardous Material into the environment by the MLP Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law.
Section 3.12    Licenses; Permits.
(a)    The MLP Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have an MLP Material Adverse Effect.
(b)    All Permits are validly held by the MLP Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.
(c)    The MLP Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the MLP Parties, threatened, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.
(d)    The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have an MLP Material Adverse Effect.
(e)    No Proceeding is pending or, to the Knowledge of the MLP Parties, threatened with respect to any alleged failure by the MLP Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.
Section 3.13    Contracts. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, with respect to each of the MLP Group Entities: (i) each MLP Material Contract to which such entity is a party is, assuming due authorization, execution and delivery by the other party or parties thereto, a legal, valid and binding obligation on, and enforceable against, such entity, and is in full force and effect; (ii) such entity that is a party to each MLP Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the MLP Material Contract; and (iii) to the Knowledge of the MLP Parties, no other party to any MLP Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any MLP Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the MLP Material Contract. For purposes of this Section 3.13, “MLP Material Contracts” means contracts or other agreements filed with or publicly furnished to the SEC prior to the Execution Date to which MLP is a party to or bound by as of the Execution Date and are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
Section 3.14    Employees and Employee Benefits.
(a)    Employees. MLP has not, since its inception, ever had any employees. MLP is not party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, MLP.
(b)    Employee Benefits. MLP does not maintain, sponsor or contribute to, nor is required to contribute to, any Employee Benefit Plan, other than reimbursements of costs as may be provided in intercompany agreements. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of MLP with respect to, any Employee Benefit Plan now maintained or previously maintained by Alon USA Energy, Inc. or any ERISA Affiliate (or to which such an entity ever contributed or was required to contribute), other than reimbursements of costs as may be provided in intercompany agreements.
Section 3.15    Insurance. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, (a) the businesses and assets of the MLP Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customarily carried by Persons conducting business similar to that of MLP, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the MLP Parties other than in the ordinary course of business.
Section 3.16    Condition of Assets. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, the assets of the MLP Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.
Section 3.17    Investment Company Act. MLP is not subject to regulation under the Investment Company Act of 1940, as amended.
Section 3.18    Brokerage Arrangements. Except for MLP’s obligations to Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by MLP, none of the MLP Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the MLP Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.
Section 3.19    State Takeover Laws. MLP has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the MLP Partnership Agreement or other Governing Documents of MLP.
Section 3.20    Opinion of Financial Advisor. The MLP Conflicts Committee has received the opinion of Houlihan Lokey Capital, Inc., dated as of the date of the MLP Special Approval, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof, the Merger Consideration to be received by the Holders of MLP Common Units other than Parent, Merger Sub and their affiliates pursuant to this Agreement is fair, from a financial point of view, to such Holders.
Section 3.21    Information Supplied. To the Knowledge of the MLP Parties, none of the information supplied (or to be supplied) in writing by or on behalf of MLP specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, MLP makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.
Section 3.22    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE MLP PARTIES IN THIS AGREEMENT, THE MLP PARTIES HAVE NOT

MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE MLP PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE MLP PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.22 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE MLP GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.
Section 3.23    Non-Reliance. The MLP Group Entities have conducted their own independent investigation, review and analysis of the Parent Group Entities, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent Group Entities for such purpose. The MLP Parties acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the MLP Parties have relied solely upon their own investigation and the express representations and warranties of the Parent Group Entities set forth in this Agreement and the statements in the Parent SEC Reports. THE MLP PARTIES ACKNOWLEDGE AND AGREE THAT THE PARENT GROUP ENTITIES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) MADE BY THE PARENT GROUP ENTITIES OR ANY OTHER PERSON FOR WHOM ANY PARENT GROUP ENTITY MAY BE LIABLE.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except (i) as set forth in a section of the Parent Disclosure Letter corresponding to the applicable section of this Article IV to which such disclosure applies (provided that (1) any information set forth in one section of the Parent Disclosure Letter shall be deemed to qualify each other section hereof to which its relevance is reasonably apparent on its face and (2) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or is reasonably likely to have, a Parent Material Adverse Effect) or (ii) as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors,” in any section related to forward-looking statements or any other disclosures included therein to the extent they are solely predictive in nature) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), Parent hereby represents and warrants to the MLP Parties that:
Section 4.1    Organization and Existence.
(a)    Each of the Parent Group Entities is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted in all material respects.
(b)    Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(c)    Parent has made available to MLP true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Parent Party is in violation of any provisions thereof.
(d)    All of the issued and outstanding capital stock of DEI is owned, beneficially and of record, by Parent. All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by DEI. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.
Section 4.2    Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties. At a meeting duly called and held, the Parent Board (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock

Issuance, are in the best interests of Parent and its stockholders and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance. No vote or approval of the stockholders of Parent is necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by the MLP Parties, constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).
Section 4.3    No Conflict; Consents.
(a)    Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Group Entities; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of its assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(b)    No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).
Section 4.4    Capitalization.
(a)    The authorized capital stock of Parent consists of 120,000,000 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 110,000,000 shares are Parent Common Stock. As of November 6, 2017, (i) 81,452,109 shares of Parent Common Stock were issued and outstanding and no shares of Parent Common Stock were held by Parent in its treasury, and (ii) no shares of Parent Preferred Stock were issued and outstanding. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights issued or granted by, or binding upon, Parent, except as set forth in the Parent SEC Reports (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), except for awards granted under Parent’s employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or any Rights of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.
(b)    Section 4.4(b) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding capital stock, voting securities or other equity interests of each Parent Subsidiary owned directly or indirectly by the Parent Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 4.4(b) of the Parent Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, by Sections 17-303, 17-607 and 17-804 of the DRULPA or by the Texas Limited Liability Company Law and the Governing Documents of the applicable entity).
(c)    Other than ownership interests in the Parent Subsidiaries set forth on Section 4.4(b) of the Parent Disclosure Letter and ownership interests in the MLP Group Entities, Parent does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the Parent Subsidiaries as of the Execution Date.

Section 4.5    SEC Documents; Internal Controls.
(a)    Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC have been or will be timely filed or furnished (the “Parent SEC Reports”). Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of MLP, as to which Parent makes no representation or warranty.
(b)    Except for Delek Logistics Partners, LP, no Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.
(c)    Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure.
(d)    Since January 1, 2015, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6    Financial Statements; Undisclosed Liabilities.
(a)    Parent’s Annual Report on Form 10-K filed with the SEC on February 28, 2017 sets forth a true and complete copy of the consolidated audited statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2016 and balance sheets as of December 31, 2016 and 2015 for Parent, including the notes thereto, and Parent’s Quarterly Report on Form 10-Q filed on August 7, 2017 sets forth a true and complete copy of the consolidated unaudited statements of income, comprehensive income, changes in equity and cash flows for the six month period ended June 30, 2017 and balance sheet as of June 30, 2017 for Parent (the referenced financial statements set forth in such Form 10-K and Form 10-Q of Parent are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of income and cash flows of Parent for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in audited financial statements. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.
(b)    There are no liabilities or obligations of Parent or the Parent Subsidiaries required to be included on a balance sheet prepared under GAAP (whether or not known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.7    Real Property; Rights-of-Way.
(a)    Each of the Parent Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the Parent Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the Parent Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(b)    (i) There are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the Parent Group

Entities and (ii) none of the Parent Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (i) or (ii)), if pursued, would, individually or in the aggregate, have a Parent Material Adverse Effect. To the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.8    Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:
(a)    There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto or (ii) Orders against the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto.
(b)    To the Knowledge of the Parent Parties, there are no (i) Proceedings pending or threatened against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto or (ii) Orders against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto.
(c)    None of the Parent Group Entities (other than the Parent Partially Owned Entities) and, to the Knowledge of the Parent Parties, no Parent Partially Owned Entity (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of clause (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.9    No Adverse Changes. Except as described in the Parent Financial Statements, (x) with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties, and (y) with respect to any other Parent Group Entities:
(a)    since December 31, 2016, there has not been a Parent Material Adverse Effect; and
(b)    since December 31, 2016, neither Parent nor any other Parent Group Entity has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of MLP, would violate such provisions.
Section 4.10    Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect and, only with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
Section 4.11    Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (a) the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation by the Parent Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Parent Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the Parent Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Parent Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect; and (e) there has been no release of any Hazardous Material into the environment by the Parent Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law.
Section 4.12    Licenses; Permits.
(a)    The Parent Group Entities have all Permits, except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(b)    All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(c)    The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the Parent Parties, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(d)    The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e)    No Proceeding is pending or, to the Knowledge of the Parent Parties, threatened with respect to any alleged failure by the Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.
Section 4.13    Contracts. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities (but, with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties): (i) each Parent Material Contract to which such entity is a party is, assuming due authorization, execution and delivery by the other party or parties thereto, a legal, valid and binding obligation on, and enforceable against, such entity, and is in full force and effect; (ii) such entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iii) to the Knowledge of the Parent Parties, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract. For purposes of this Section 4.13, “Parent Material Contracts” mean contracts or other agreements (whether written or oral) which are a “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
Section 4.14    Employees and Employee Benefits.
(a)    Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Parent Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including, without limitation, ERISA and the Code
(b)    Section 4.14(b) of the Parent Disclosure Letter sets forth (i) each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”) and (ii) each Parent Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”). Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each Pension Plan that any Parent Party (or any entity treated as a single employer with any Parent Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Parent Aggregated Group”)) has maintained within the last six years or had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA, there has, during the past six years, been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the Parent Group Entities or any member of the Parent Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Parent Group

Entities have no direct or indirect responsibility or obligation (other than with respect to the Parent Partnership Agreement), (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would reasonably be expected to give rise to a Lien on any of the assets of the Parent Group Entities, (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, and (v) no notice of intent to terminate any such Pension Plan has been filed with the Pension Benefit Guaranty Corporation, no amendment terminating any such Pension Plan has been adopted and no proceedings to terminate any such Pension Plan have been instituted by the Pension Benefit Guaranty Corporation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) no Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, or in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, and (B) none of the Parent Group Entities nor any member of the Parent Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) with respect to any Multiemployer Plan.
(c)    No action is pending or, to the Knowledge of the Parent Parties, threatened against, by or on behalf of any Parent Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course) that would have a Parent Material Adverse Effect. No Parent Benefit Plan and none of the Parent Parties with respect to any Parent Benefit Plan is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Parent Parties, threatened that would have a Parent Material Adverse Effect. None of the assets of any Parent Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code that would have a Parent Material Adverse Effect.
Section 4.15    Labor Matters.
(a)    There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities with respect to any of the employees of any of the Parent Group Entities (collectively, the “Parent Associated Employees”), and the Parent Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three years.
(b)    With respect to current, former and prospective Parent Associated Employees, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent Group Entities and each member of the Parent Aggregated Group are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.
Section 4.16    Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customarily carried by Persons conducting business similar to that of Parent, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.
Section 4.17    Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.
Section 4.18    Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
Section 4.19    Brokerage Arrangements. Except for Parent’s obligations to Barclays Capital Inc., the fees and expenses of which will be paid by Parent, none of the Parent Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Parent Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.
Section 4.20    State Takeover Laws. Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the Governing Documents of Parent.
Section 4.21    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of MLP for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.22    Parent Knowledge. As of the Execution Date, to Parent’s Knowledge: (a) the representations and warranties in (i) Section 3.1(a), Section 3.2 and Section 3.4(a) are true and correct in all material respects as of the Execution Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date) and (ii) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.9) are true and correct (without regard to any materiality, “MLP Material Adverse Effect” and similar qualifiers therein) as of the Execution Date (except for representations and warranties made as of a specific date, in which case such representations and warranties are so true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an MLP Material Adverse Effect and (b) the representation and warranty set forth in Section 3.9 is true and correct in all respects as of the Execution Date.

Section 4.23    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE PARENT PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARENT PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.23 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARENT GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.
Section 4.24    Non-Reliance. Parent has conducted its own independent investigation, review and analysis of the MLP Group Entities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the MLP Group Entities for such purpose. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the MLP Group Entities set forth in this Agreement and the statements in the MLP SEC Reports. PARENT ACKNOWLEDGES AND AGREES THAT THE MLP GROUP ENTITIES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) MADE BY THE MLP GROUP ENTITIES OR ANY OTHER PERSON FOR WHOM ANY MLP GROUP ENTITY MAY BE LIABLE.

ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS,
RIGHTS AND OBLIGATIONS
Section 5.1    Conduct of Parties.
(a)    Except (i) as provided in this Agreement, (ii) as required by applicable Law, or (iii) as consented to in writing by MLP (which consent shall not be unreasonably withheld), during the period from the Execution Date until the Effective Time, Parent shall not take any action to cause, and shall not permit the MLP General Partner to cause, the amendment of the MLP Partnership Agreement or the MLP GP LLC Agreement, in each case, to the extent that any amendment would reasonably be expected to (A) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely impact the Holders of MLP Public Units in any material respect.
(b)    Except (i) as provided in this Agreement, (ii) as set forth in the Parent Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the Execution Date or (v) as consented to in writing by MLP (such consent shall not be unreasonably withheld), during the period from the Execution Date to the Effective Time, Parent shall not, and shall not permit any Parent Group Entity (other than the DKL Entities) to:
(i)    (A) amend Parent’s certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely affect the terms of the Parent Common Stock in any material respect, or (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;
(ii)    solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;
(iii)    settle any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a Parent Material Adverse Effect; or
(iv)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.
(c)    From the Execution Date until the Closing Date, neither MLP nor Parent shall, nor shall it cause or permit any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.
(d)    From the Execution Date until the Closing Date, each of Parent and MLP shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.
Section 5.2    Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of September 19, 2017 between Parent and MLP (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold information received from the other party pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreement.
Section 5.3    Certain Filings.
(a)    As promptly as practicable following the Execution Date (i) each of the MLP Parties and the Parent Parties shall cooperate in the preparation of the Registration Statement (including the joint consent statement/prospectus constituting a part thereof (the “Consent Statement/Prospectus”)), (ii) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Parent shall file the Registration Statement with the SEC as promptly as reasonably practicable. Each of Parent and MLP shall use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms. Each of Parent and MLP shall furnish to the other party all information concerning the Parent Group Entities or the MLP Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by Parent or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.
(b)    Each of the Parent Parties and the MLP Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Consent Statement/Prospectus and any amendment or supplement thereto will, at the date the Consent Statement/Prospectus is mailed to the Holders of MLP Common Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the MLP Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Consent Statement/Prospectus.

(c)    Each of MLP and Parent shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between MLP or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and MLP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Consent Statement/Prospectus or the Registration Statement as promptly as practicable.
(d)    MLP General Partner shall distribute to the Holders of MLP Common Units the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Holders of MLP Common Units in connection with the Written Consent, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
Section 5.4    Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto, from time to time, whether before, at or after the Closing Date, shall execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.
Section 5.5    No Public Announcement. On the Execution Date, Parent and MLP shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and MLP Conflicts Committee. From and after the Execution Date, neither MLP nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and MLP Conflicts Committee in advance of such public announcement or press release)

without the prior approval of Parent and MLP Conflicts Committee, which approval shall not be unreasonably withheld, delayed or conditioned.
Section 5.6    Expenses. Subject to Sections 7.5 and 7.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and MLP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus and (b) the costs of printing and mailing of the Consent Statement/Prospectus; provided that, (i) if this Agreement is terminated by MLP pursuant to Section 7.3, Parent shall bear all of the costs and expenses of all parties incurred in connection with this Agreement and (ii) if this Agreement is terminated by Parent pursuant to Section 7.4, MLP shall bear all of the costs and expenses of all parties incurred in connection with this Agreement.
Section 5.7    Regulatory Issues. MLP and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (a) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (b) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (c) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.
Section 5.8    Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties shall treat the Merger (a) with respect to the Holders of MLP Public Units, as a taxable sale of such MLP Common Units to DEI and (b) with respect to DEI, as a purchase of MLP Public Units from the Holders of such MLP Common Units. The Merger Consideration payable to the Holders of MLP Public Units shall be deemed to be (i) transferred from Parent to DEI in a tax free transaction pursuant to Section 351 of the Code, and (ii) immediately thereafter transferred from DEI to the Holders of MLP Public Units in accordance with the terms of this Agreement. The parties further agree that, pursuant to Treasury Regulation Sections 1.1032-3, the deemed transfer of the Merger Consideration from DEI to the Holders of MLP Public Units does not trigger the recognition of gain by DEI for U.S. federal income tax purposes, and the basis of Parent in stock of DEI shall be increased by the value of the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

Section 5.9    D&O Insurance.
(a)    For a period of six years after the Effective Time, Parent shall, and shall cause the MLP Group Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the MLP D&O Indemnified Parties as provided in the Governing Documents of any MLP Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of MLP and MLP General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of MLP and MLP General Partner as of the Execution Date.
(b)    For a period of six years after the Effective Time, Parent shall maintain officers’ and directors’ liability insurance covering each MLP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the MLP Group Entities (“D&O Insurance”) with respect to acts or omissions, or alleged acts or omissions, occurring or allegedly occurring on or after July 1, 2017 and prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the MLP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the MLP Group Entities for such insurance. In addition, Parent shall maintain in effect the six-year “tail” policy obtained in connection with Alon USA Energy, Inc.’s merger with and into Astro Mergerco, Inc. on June 30, 2017. Parent shall have the right to cause such coverage to be provided under (i) Parent’s corporate officers’ and directors’ liability insurance program or (ii) the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the MLP D&O Indemnified Parties than the existing D&O Insurance, and, in either such case, such coverage shall satisfy the provisions of this Section 5.9.
(c)    The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the MLP D&O Indemnified Parties and are enforceable thereby; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any MLP D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such MLP D&O Indemnified Party may have under the Governing Documents of any MLP Group Entity or applicable Law.
(d)    In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9; provided, that no such assumption shall release Parent from its obligations under this Section 5.9.
Section 5.10    Dividends and Distributions. After the Execution Date until the Effective Time, each of Parent and MLP shall endeavor to coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and MLP Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that Holders of MLP Common Units shall receive, for any quarter, either (i) distributions in respect of MLP Common Units or (ii) dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger. Subject to the provisions of the MLP Partnership Agreement and Section 18-607 of the DRULPA, the MLP Board shall declare, and shall cause MLP to pay, distributions in respect of the MLP Common Units (a) in respect of the quarter ended September 30, 2017, in the amount of $0.43 per MLP Common Unit, with a record date of November 13, 2017 and with a payment date occurring on or prior to November 22, 2017 and (b) if the Effective Time has not occurred prior to the record date (the timing of which shall be consistent with MLP’s past practice) for distributions in respect of any quarter ending December 31, 2017 or thereafter, then for, any such quarter, in an amount (x) consistent with the MLP Board’s existing cash distribution policy and (y) calculated in a manner substantially consistent with MLP’s past practice (including in respect of reserves for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs), and with a record date and a payment date consistent with past practice with respect to such quarter.
Section 5.11    Consent to Use of Financial Statements; Financing Cooperation. The MLP Parties hereby consent to the Parent Group Entities’ use of and reliance on any audited or unaudited financial statements, including the MLP Financial Statements, relating to the MLP Group Entities reasonably requested by the Parent Parties to be used in any financing or other activities of the Parent Parties permitted hereby, including any filings that the Parent Parties desire to make with the SEC. In addition, the MLP Parties will use commercially reasonable efforts, at the Parent Parties’ sole cost and expense, to obtain the consent of KPMG LLP (with respect to certain consolidated financial statements of MLP) and Ernst & Young LLP (with respect to certain consolidated financial statements of MLP) to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the MLP Parties will provide the Parent Parties such information, and make available such personnel, as the Parent Parties may reasonably request in order to assist any of the Parent Group Entities in connection with financing activities permitted hereby, including any public offerings to be registered under the Securities Act or private offerings.
Section 5.12    Section 16 Matters. Prior to the Effective Time, the MLP Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of MLP Common Units (including derivative securities with respect to such MLP Common Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MLP, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13    Conflicts Committee. Prior to the Effective Time, none of the MLP Group Entities shall (and none of Parent Group Entities shall, or shall cause the MLP Group Entities to), without the consent of the MLP Conflicts Committee, eliminate the MLP Conflicts Committee, or revoke or diminish the authority of the MLP Conflicts Committee, or remove or cause the removal of any director of the MLP Board that is a member of the MLP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the MLP Board, including the affirmative vote of each of the other members of the MLP Conflicts Committee. For the avoidance of doubt, this Section 5.13 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:
(a)    Consent Statement. The Consent Statement/Prospectus shall have been cleared by the SEC and mailed to Holders of MLP Common Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing.
(b)    Approvals. The parties hereto shall have received all governmental consents and approvals, the absence of which would, individually or in the aggregate, have an MLP Material Adverse Effect or a Parent Material Adverse Effect.
(c)    Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of MLP, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(c) shall not imply that the Written Consent is permitted by the MLP Partnership Agreement or applicable Law to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of MLP Common Units constituting a Unit Majority (as defined in the MLP Partnership Agreement).
(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.
(e)    NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(f)    No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the MLP Parties with respect thereto.
Section 6.2    Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):
(a)    Representations and Warranties; Performance. (i) The representations and warranties of the MLP Parties set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.9) shall be true and correct (without regard to any materiality, “MLP Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an MLP Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.9 shall be true and correct as of the Closing Date as if made on the date thereof and (iii) each of the MLP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “MLP Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.
(b)    Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of MLP General Partner certifying to the matters set forth in Section 6.2(a).
Section 6.3    Conditions to the MLP Parties’ Obligations. The obligation of the MLP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the MLP Parties (in their sole discretion):
(a)    Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and (z)  Article IV (other than Section 4.1(a), Section 4.2, Section

4.4(a) and Section 4.9(a)) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.
(b)    MLP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).
Section 6.4    Frustration of Conditions. No party may assert a breach of this Agreement by any other party, or assert the failure of any condition set forth in this Article VI to be satisfied, if such breach or failure was caused, in whole or in part, by the asserting party, including the asserting party’s failure to act in good faith or the asserting party’s failure to observe any of its obligations under this Agreement.
Section 6.5    Performance by MLP General Partner. Parent shall cause MLP General Partner to cause MLP and the MLP Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by MLP, MLP General Partner or any MLP Group Entity shall not be deemed to be breaches or violations or failures to perform by MLP, MLP General Partner of any MLP Group Entity of any of the provisions of this Agreement (including for purposes of Section 6.2(a)) if such action or inaction was or was not taken, as applicable, at the direction of (or on behalf of) Parent or any Representative of any Parent Group Entity (whether or not such Representative is acting in his or her capacity as a Representative of a Parent Group Entity or an MLP Group Entity).
Section 6.6    Effect of Breach of Section 4.22. Notwithstanding anything to the contrary contained in this Agreement, the Parent Parties may not assert (individually or collectively with other breaches) any breach by the MLP Parties of any representation or warranty set forth in Article III (whether made as of the Closing Date or any earlier date) as a basis for (x) the failure of any condition (including Section 6.2(a)) to be satisfied, (y) the termination of this Agreement pursuant to Section 7.4 or (z) for MLP’s inability to terminate this Agreement pursuant to the proviso in Section 7.3, in each case, if and to the extent that, with respect to such breach, Parent was in breach of its representation and warranty set forth in Section 4.22.

ARTICLE VII
TERMINATION
Section 7.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the MLP Conflicts Committee, on behalf of MLP.
Section 7.2    Termination by MLP or Parent. At any time prior to the Effective Time, this Agreement may be terminated by MLP or Parent if:
(a)    the Effective Time shall not have occurred on or before June 30, 2018 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties or the MLP Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or
(b)    a Governmental Entity shall have issued an Order or taken any other action (including the enactment of any statute, rule, regulation or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such Order other action (including the enactment of any statute, rule, regulation or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3 and Section 5.4.
Section 7.3    Termination by MLP. This Agreement may be terminated by MLP at any time prior to the Effective Time if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to MLP if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time).
Section 7.4    Termination by Parent. Subject to Section 6.5 and Section 6.6, this Agreement may be terminated by Parent at any time prior to the Effective Time if the MLP Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the MLP Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the MLP Parties prior to the Termination Date; provided that the right to terminate this

Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time).
Section 7.5    Effect of Certain Terminations. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII shall survive such termination; provided, however, that nothing shall relieve any party hereto from any liability for any Willful Breach of any covenant or other agreement contained in this Agreement.
Section 7.6    Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 7.7    Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the MLP Parties, addressed to:
Alon USA Partners, LP
12700 Park Central Drive
Suite 1600
Dallas, Texas 75251
Attention: MLP Conflicts Committee
Facsimile: (972) 392-8380
E-mail: SStein@sgws.com
with a copy to (which shall not constitute notice):
Gardere Wynne Sewell LLP
2021 McKinney Avenue
Suite 1600
Dallas, Texas 75201
Attention: Evan D. Stone
Facsimile: (214) 999-3906
E-mail: estone@gardere.com
If to any of the Parent Parties, addressed to:
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
Attention: Kevin Kremke
Facsimile: (615) 435-1359
E-mail: kevin.kremke@delekus.com
with a copy to (which shall not constitute notice):
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
Attention: General Counsel
Facsimile: (615) 435-1359
E-mail: melissa.buhrig@delekus.com
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Joshua Davidson
                 Andrew J. Ericksen
Facsimile: (713) 229-2727
E-mail: joshua.davidson@bakerbotts.com
aj.ericksen@bakerbotts.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 8.2    Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.
Section 8.3    Entire Agreement; Amendments, Consents and Waivers.
(a)    This Agreement, the Support Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (i) the parties acknowledge and agree that neither the MLP Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the MLP Group Entities or as to the accuracy or completeness of any information regarding any MLP Group Entity furnished or made available to any Parent Group Entity, (ii) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the MLP

Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any MLP Group Entity, and (iii) the MLP Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any MLP Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any MLP Group Entity of, or any Parent Group Entity’s or any MLP Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or MLP Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
(b)    Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (i) consented to or waived in writing by the party benefited by the provision or (ii) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the MLP Parties’ constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (i) and (ii), and any decision or determination by MLP to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3, (y) waive any conditions set forth in Article VI and proceed to Closing or (z) enforce this Agreement (including pursuant to Section 7.7), may be granted, taken, made or directed by the MLP Conflicts Committee (without the need to obtain any further approval of the MLP Board) and in all cases shall require the approval of the MLP Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 8.4    Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of MLP Common Units to receive the Merger Consideration after the Closing (a claim by the Holders of MLP Common Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.
Section 8.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.
Section 8.6    Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

PARENT

DELEK US HOLDINGS, INC.

By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: Executive Vice President

By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President and
Chief Commercial Officer

MERGER SUB

SUGARLAND MERGECO, LLC

By: /s/ Ezra Uzi Yemin

Name: Ezra Uzi Yemin
Title: President and Chief Executive
Officer

By: /s/ Danny Norris
Name: Danny Norris
Title: Vice President and Chief Accounting
Officer

MLP

ALON USA PARTNERS, LP

By:	ALON USA PARTNERS GP, LLC, its general partner

By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President and Chief
Executive Officer

By: /s/ Kevin Kremke
Name: Kevin Kremke
Title: Executive Vice President and Chief
Financial Officer

MLP GENERAL PARTNER

ALON USA PARTNERS GP, LLC

By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President and Chief
Executive Officer

By: /s/ Kevin Kremke
Name: Kevin Kremke
Title: Executive Vice President and Chief
Financial Officer

55